Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 2005, except as to the change in segments discussed in Note 16 to the consolidated financial statements, as to which the date is August 6, 2007, relating to the financial statements and financial statement schedule, which appears in PlanetOut Inc.’s Current Report on Form 8-K dated August 6, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
San Jose, California
August 8, 2007